Exhibit 2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of March 17, 2006 (the “Agreement”), by and among First Commercial Bank, an Alabama state-chartered bank (the “Seller”); and Athena Capital Management, Inc., a Delaware corporation ("Athena"), Hillson Partners LLLP, a Delaware limited partnership d/b/a Hillson Partners Limited Partnership (“Hillson"), E & B Family Trust, a Maryland trust ("E & B"), Minerva Group, a Delaware limited partnership ("Minerva"), Oak Forest Investment Management, a Maryland corporation (“Oak Forest”), and Wilen Management Company, Inc., a Maryland corporation ("Wilen" and, together with Athena, Hillson, E & B, Minerva and Oak Forest, the "Buyers”).

WHEREAS, the Seller owns 1,096,572 shares (the "Shares") of the issued and outstanding common stock, par value $0.40 per share (the "Common Stock"), of Aerosonic Corporation, a Delaware corporation (the "Company"), which Shares were pledged to the Seller as collateral for a loan extended to the prior holder and subsequently acquired by the Seller by foreclosure;

WHEREAS, the Seller desires to sell, and the Buyers desire to purchase, a certain number of the Shares owned by the Seller on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1          Sale and Transfer. Subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign, transfer and deliver to the Buyers (or their respective designees), and each Buyer agrees to purchase from the Seller, the number of Shares set forth opposite such Buyer’s name on Schedule 1 attached hereto (collectively, the “Purchased Shares”), free and clear of all Liens (as defined herein). The Purchased Shares shall be assigned, transferred and delivered to the Buyers and/or their respective designees, as applicable (each, a “Transferee”), in accordance with Schedule 2 attached hereto.

1.2          Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Buyers of the Purchased Shares, each Buyer shall pay to the Seller $6.30 per Share purchased by it, for an aggregate purchase price in the amount set forth opposite such Buyer’s name on Schedule 1. The aggregate cash consideration paid to the Seller by each Buyer shall be referred to herein as the "Purchase Price."

1.3          Escrow Arrangement. The parties hereto hereby appoint Buchanan Ingersoll PC to serve as escrow agent (the “Escrow Agent”) hereunder. The parties hereto agree that, on the date hereof, (a) the Buyers shall deposit the Purchase Price, in immediately available funds, and (b) the Seller shall deposit certificates representing the Purchased Shares to be purchased by each

Buyer hereunder (collectively, the “Certificates”), with each such Certificate to be accompanied by a stock power in the form attached hereto as Exhibit A (collectively, the “Stock Powers”), duly executed in blank by the Seller and sufficient to vest in each Transferee good and marketable title to such Transferee’s Purchased Shares, free and clear of all Liens, with the Escrow Agent. The Escrow Agent shall hold the Purchase Price, the Certificates and the Stock Powers in escrow in accordance with the terms of this Agreement, or otherwise in accordance with a joint written direction executed by the Seller and each of the Buyers. The Escrow Agent shall hold the Purchase Price in a non-interest bearing escrow bank account pending the Closing or the earlier termination of this Agreement. Upon the satisfaction or waiver of the conditions to Closing set forth in Sections 5.1 and 5.3 hereof (with respect to Seller) and in Section 5.2 hereof (with respect to the Buyers) the Escrow Agent shall deliver the Purchase Price to the Seller by wire transfer and shall deliver the Certificates and the Stock Powers to each Transferee in accordance with the allocation set forth on Schedule 2. In the event that the Escrow Agent shall not have delivered to Seller by wire transfer the Purchase Price, and the Transferees shall not have received the Certificates and the Stock Powers in accordance with the preceding sentence on or before 5:00 p.m. Eastern Time on the Closing Date, then the Escrow Agent shall promptly (and in any event within three business days) return the Purchase Price to the Buyers (in accordance with the allocation set forth on Schedule 1) and the Certificates and Stock Powers to the Seller.

ARTICLE II

CLOSING

2.1          Closing. The consummation of the purchase and sale of the Shares (the "Closing") shall take place on the date hereof at the offices of Escrow Agent, at such time as each of the conditions set forth in Article V shall have been satisfied (or waived by the party entitled to the benefit of such condition), or such other date as may be agreed upon by the Seller and the Buyers, and such date is referred to herein as the "Closing Date."

2.2          Deliveries by the Seller. At the Closing, upon confirmation from the Escrow Agent that the Purchase Price, Certificates and Stock Powers have been executed and/or delivered, as applicable, the Seller shall execute and deliver:

(a)	the Closing Certificate to the Escrow Agent; and

(b)           such other documents, instruments, certificates and receipts as are reasonably requested by the Buyers in order to validly convey title to the Shares.

2.3          Deliveries by the Buyers. At the Closing, the Buyers shall execute and deliver the Closing Certificate to the Escrow Agent.

2.4          Termination. If the Closing shall not have occurred by 5:00 Eastern Time on the Closing Date, and no joint written instructions have been delivered to Escrow Agent by the Seller and the Buyers, this Agreement shall automatically terminate and be of no further force or effect, provided that the Escrow Agent’s obligations under the last sentence of Section 1.3, the Buyers’ and the Seller’s respective obligations under Sections 6.2(ii) and 6.3(ii), and the provisions of Article VII shall survive any such termination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller makes the following representations and warranties to the Buyers:

3.1          Existence; Authority. The Seller is an Alabama state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

3.2          Enforceability. This Agreement has been duly executed and delivered by the Seller, and, assuming due and valid authorization, execution and delivery hereof by the Buyers, constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

3.3          Ownership. The Seller is the sole record and beneficial owner of the Shares, free and clear of all mortgages, pledges, encumbrances, liens, security interests, charges, agreements or claims of any kind (collectively, "Liens"). The Seller has the full power and authority to transfer full legal ownership of the Purchased Shares. Upon the transfer of the Purchased Shares in accordance with this Agreement, the Transferees will receive good and valid title to the Purchased Shares free and clear of all Liens other than restrictions on transfer imposed by the Securities Act and applicable state securities or “Blue Sky” laws.

3.4          No Consents, Approvals, Violations or Breaches. Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will (i) require any consent, approval, authorization or permit of, or filing, registration or qualification with or prior notification to, any governmental or regulatory authority under any law of the United States, any state or any political subdivision thereof applicable to the Seller, (ii) violate any statute, law, ordinance, rule or regulation of the United States, any state or any political subdivision thereof, or any judgment, order, writ, decree or injunction applicable to the Seller or any of such Seller’s properties or assets, the violation of which would have a material adverse effect upon the Seller, its ability to consummate the transactions contemplated hereby, or the Purchased Shares, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Seller’s respective properties or assets may be bound which would have a material adverse effect upon the Seller, its ability to consummate the transactions contemplated hereby, or the Purchased Shares.

3.5          Good Title Conveyed. The stock certificates, stock powers, endorsements, assignments and other instruments executed and delivered by the Seller at the Closing effectively vest in the Transferees good title to all of the Purchased Shares, free and clear of all Liens.

3.6          Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Buyer could become liable or obligated.

3.7          Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SHARES OR THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each of the Buyers makes the following representations and warranties, severally and not jointly, to the Seller (it being understood, for the avoidance of doubt, that each Buyer makes such representations and warranties only with respect to itself and, if applicable, such Buyer’s designee(s), and not with respect to any other Buyer or any other Buyer’s designee(s)):

4.1          Existence; Authority. Athena is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Hillson is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Minerva is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Oak Forest is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Wilen is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of the Buyers has all requisite power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. In the case of each of Athena, Oak Forest and Wilen, such Buyer is duly acting on behalf of its respective designee(s) in executing, delivering and performing the terms and provisions of this Agreement and consummating the transactions contemplated hereby.

4.2          Enforceability. This Agreement has been duly executed and delivered by each of the Buyers, and, assuming due and valid authorization, execution and delivery hereof by the other Buyer and the Seller, constitutes a legal, valid and binding agreement of each Buyer, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

4.3          No Consents, Approvals, Violations or Breaches. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, will (i) require any consent, approval, authorization or permit of, or filing, registration or qualification with or prior notification to, any governmental or regulatory authority under any law of the United States, any state or any political subdivision thereof applicable to the Buyer, (ii) violate any statute, law, ordinance, rule or regulation of the United States any state or any political subdivision thereof, or any judgment, order, writ, decree or injunction applicable to the Buyer or any of his properties or assets, the violation of which would have a material adverse effect upon the Buyer or its ability to consummate the transactions contemplated hereby, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound which would have a material adverse effect upon the Buyer or its ability to consummate the transactions contemplated hereby.

4.4          Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

4.5          Investments. Each Buyer makes the following representations and warranties with respect to itself and, in the case of Athena, Oak Forest and Wilen, its respective designees.

(a)	The Buyer realizes that the purchase of Shares is a speculative investment.

(b)           The Buyer is able, without impairing Buyer's financial condition, to bear the economic risk of the purchase of the Purchased Shares pursuant to the terms of this Agreement, to hold the Purchased Shares for an indefinite period of time and to suffer a complete loss of Buyer's investment.

(c)           The Buyer has such knowledge and experience in financial and business matters that the Buyer is capable of (i) evaluating the merits and risks of the purchase of the Purchased Shares pursuant to the terms of this Agreement and (ii) protecting the Buyer's interests in connection therewith.

(d)           The Buyer and its representatives have been solely responsible for such Buyer's own "due diligence" investigation of the Company and its management and business, for such Buyer's own analysis of the merits and risks of this investment, and for such Buyer's own analysis of the fairness and desirability of the terms of the investment; in taking any action or performing any role relative to the arranging of the proposed investment, the Buyer has acted solely in the Buyer's own interest, and acknowledges that none of the other Buyers (or any of their agents or employees) has acted as an agent of such Buyer (except to the extent that Athena, Oak Forest and Wilen have acted on behalf of their respective designees).

(e)           The Buyer and its representatives and legal counsel have been afforded full and free access to corporate books, financial statements, records, contracts, documents, other information concerning the Company and its offices and facilities, to the extent such items are publicly available, have been afforded an opportunity to ask such questions of the Company's officers, employees, agents, accountants and representatives concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and the merits and risks of the prospective investments contemplated herein.

(f)            The Purchased Shares are being acquired for the Buyer's own account, in each case for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(g)           The Buyer understands that the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and that, except as may be provided otherwise in an agreement between the Buyer and Company, the Shares must be held by the Buyer indefinitely, and that the Buyer must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. The Buyer understands that the Shares are restricted securities within the meaning of Rule 144 under the Securities Act.

(h)           Each Buyer is an "accredited investor," as that term is defined under Rule 501 of Regulation D promulgated under the Securities Act.

ARTICLE V

CONDITION TO CLOSING

5.1          Sale of Remaining Shares. In connection with the negotiation and consummation of the transactions contemplated hereby, the Seller has negotiated a sale of the Seller's remaining Shares (the "Remaining Shares") to the Company. It shall be a condition to the Seller’s obligation to sell the Purchased Shares to the Buyers and to the Buyers’ obligations to purchase the Purchased Shares from the Seller that the sale of the Remaining Shares shall (i) have taken place prior to the Closing or (ii) take place simultaneously with the Closing.

5.2          Registration of Shares. The Shares have not previously been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "'33 Act"). It shall be a condition to the Buyers’ obligations to purchase the Purchased Shares from the Seller that the Buyers receive written assurances from the Company, in form and substance reasonably satisfactory to the Buyers, to the effect that (a) upon request of any or all of the Buyers following the Closing, the Company will use its best efforts to take, or cause the appropriate parties to take, such action as is necessary and appropriate to cause the Purchased Shares to be registered under the '33 Act, and, if required, to be listed on the American Stock Exchange, and (b) the Company acknowledges and consents to the transfer of the Purchased Shares pursuant to this Agreement, and shall execute such documents and take such other actions (including, without limitation, such documents as may be required by the Company’s transfer agent) in order to properly reflect the transfer of the Purchased Shares to the Buyers in the Company’s stock ledger.

5.3          Performance by All Buyers. Unless waived by Seller, it shall be a condition to Seller’s requirement to perform the Closing that all Buyers and the Company have deposited the Purchase Price with the Escrow Agent.

ARTICLE VI

INDEMNIFICATION

6.1          Survival of Representations and Warranties. Each of the representations and warranties in this Agreement or pursuant hereto shall survive the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

6.2          Indemnification by the Seller. The Seller agrees to indemnify and hold the Buyers and their respective stockholders, partners, directors, officers, employees, attorneys, agents and affiliates (collectively, the "Buyers Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel fees and expenses) incurred or suffered by any of the Buyers Indemnified Parties arising out of, relating to, or resulting from (i) any breach of a representation or warranty made by the Seller in or pursuant to this Agreement, (ii) any breach of a covenant or agreement made by the Seller in or pursuant to this Agreement, or (iii) any inaccuracy in any material respect in any certificate, instrument or other document delivered by the Seller as required by this Agreement (collectively, "Buyers Indemnifiable Damages").

6.3          Indemnification by the Buyers. Each Buyer, severally and not jointly, agrees to indemnify and hold the Seller and its stockholders, directors, officers, employees, attorneys, agents and affiliates (collectively, the "Seller Indemnified Parties") harmless from and against, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel fees and expenses) incurred or suffered by any of the Seller Indemnified Parties arising out of, relating to, or resulting from (i) any breach of a representation or warranty made by such Buyer in or pursuant to this Agreement, (ii) any breach of a covenant or agreement made by such Buyer in or pursuant to this Agreement, or (iii) any inaccuracy in any material respect in any certificate, instrument or other document delivered by such Buyer as required by this Agreement (collectively, "Seller Indemnifiable Damages" and together with Buyers Indemnifiable Damages, "Indemnifiable Damages").

6.4	Indemnification Claims.

(a)           Any claim for Indemnifiable Damages or any other damages hereunder shall be made by written notice, sent by registered or certified mail, return receipt requested, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which is claimed to have been sustained by reason thereof, and (ii) the basis of such claim; and

(b)           Payment for any claim made under subsection (a) shall be effected on the later to occur of the expiration of thirty (30) days from the date of such notice or, if such claim is contested in writing within such thirty (30) day period, the date the dispute is resolved.

6.5          Remedies Cumulative; Waiver. The remedies provided herein shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies against the other party, and shall survive the Closing.

ARTICLE VII

GENERAL PROVISIONS

7.1          Expenses. Each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this

Agreement and the contemplated transactions, including all fees and expense of its representatives.

7.2          Notices. All notices permitted or required under this Agreement shall be in writing and, unless otherwise specified, shall be either (a) delivered by personal service; (b) delivered by a recognized overnight courier service; (c) telecopied and confirmed electronically, followed by a written copy mailed by registered or certified mail, postage prepaid, return receipt requested; or (d) sent by certified or registered mail, postage prepaid, return receipt requested, to the parties hereto at their addresses set forth below or at such other addresses which may be designated in writing by the parties:

(a)	If to Athena:

Athena Capital Management, Inc.

50 Monument Road, Suite 201

Bala Cynwyd, PA 19004

Attn: David P. Cohen, President

Facsimile No.: (484) 434-2256

With a copy to (which shall not constitute notice to Athena):

The Nelson Law Firm, LLC

75 South Broadway, 4th Floor

White Plains, NY 10601

Attn: Stephen J. Nelson, Esq.

Facsimile No.:

(b)	If to Hillson:

Hillson Partners Limited Partnership

6900 Wisconsin Ave., Suite 501

Bethesda, MD 20815

Attn: Daniel H. Abramowitz

Facsimile No.: (301) 656-9668

With a copy to (which shall not constitute notice to Hillson):

Greenberg Traurig, LLP

1750 Tysons Blvd., Suite 1200

McLean, VA 22102

Attn: Rick Melnick, Esq.

Facsimile No.: (703) 749-1301

(c)	If to E & B:

E & B Family Trust

c/o Hillson Financial Management, Inc.

6900 Wisconsin Avenue, Suite 501

Bethesda, MD 20815

Attn: Daniel H. Abramowitz

Facsimile No.: (301) 656-9668

(d)	If to Minerva:

Minerva Group

50 Monument Road, Suite 501

Bala Cynwyd, PA 19004

Attn: David P. Cohen, President

Facsimile No.: (484) 434-2256

With a copy to (which shall not constitute notice to Minerva):

The Nelson Law Firm, LLC

75 South Broadway, 4th Floor

White Plains, NY 10601

Attn: Stephen J. Nelson, Esq.

Facsimile No.:

(e)	If to Oak Forest:

Oak Forest Investment Management

9705 Carmel Court

Bethesda, MD 20817

Attn: Jay Weinstein

Facsimile No.: (301) 530-9203

(f)	If to Wilen:

Wilen Management Company, Inc.

2360 West Joppa Road

Greenspring Station, Suite 226

Lutherville, MD 21093

Attn: Jamie Wilen

Facsimile No.: (410) 321-7834

(g)	If to the Seller:

First Commercial Bank

800 Shades Creek Parkway

Birmingham, AL  35202-1746

Attn:

Facsimile No.:

With a copy to (which shall not constitute notice to the Seller):

Johnston, Barton, Proctor & Powell LLP

2900 Amsouth/Harbert Plaza

1901 Sixth Avenue North

Birmingham, AL 35203

Attn: Clark R. Hammond, Esq.

Facsimile No.: (205) 458-9500

Notices shall be deemed received (a) when delivered personally, (b) one business day after being sent by telecopy or a recognized overnight courier, (c) three business days after being sent by certified or registered mail, or (d) when receipt is confirmed if delivered by telecopy.

7.3          Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

7.4          Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties.

7.5          Binding Effect; Assignments. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by either party without the prior written consent of the other party.

7.6          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7          Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

7.8          Construction; Complete Agreement. Each party has been represented by counsel selected by such party in connection with the negotiation and drafting of this Agreement, and this Agreement has been jointly drafted by such counsel, so no principle of resolving ambiguities against the drafter shall apply in construing any of the terms hereof. Whenever, the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

7.9          Exhibits. The Exhibits attached hereto are an integral part of this Agreement. All Exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this "Agreement" shall mean this Stock Purchase Agreement, together with all such Exhibits, and all ancillary agreements and exhibits and schedules thereto delivered at Closing.

7.10        Governing Law. This Agreement and any dispute arising in connection therewith will be governed by and construed under the law of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

7.11        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

7.12        Further Assurances. Each of the parties hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, following the Closing, the Seller shall execute such further documents and take such further actions as may be required by the Company’s transfer agent in order to issue stock certificates for the Purchased Shares in the name of the Buyers.

7.13        Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the subject matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

ATHENA CAPITAL MANAGEMENT, INC.

By:	/s/ David P. Cohen Name: David P. Cohen Title: President

HILLSON PARTNERS LLLP

By: Hillson Financial Management, Inc. Its: General Partner

By:	/s/ Daniel H. Abramowitz Name: Daniel H. Abramowitz Title: President

E & B FAMILY TRUST

By:	/s/ Bernard J. Young Name: Bernard J. Young Title: Trustee

MINERVA GROUP

By:	/s/ David P. Cohen Name: David P. Cohen Title: President

OAK FOREST INVESTMENT MANAGEMENT

By:	/s/ Jay Weinstein Name: Jay Weinstein Title: President

WILEN MANAGEMENT COMPANY, INC.

By:	/s/ James Wilen Name: James Wilen Title: President

FIRST COMMERCIAL BANK

By:	/s/ Forest W. Whatley, Jr. Name: Title: